UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 25, 2007

Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)

(276) 326-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On October 25, 2007, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended September 30, 2007. The conference call was previously announced in the earnings release dated October 24, 2007. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer –
Good Morning and welcome to the First Community Bancshares, Inc. third quarter conference call. We are very pleased that you have joined us today. I am joined today by our Chief Financial Officer David D. Brown V. and Gary Mills, our Chief Credit Officer. Following my comments on activities for the third quarter, Dave will provide an overview of the quarter’s financial results and the earnings release. Gary Mills will also comment on credit and lending activities. Following the prepared remarks we will take questions from registered callers.
First, a brief overview of financial results for the quarter. We are generally pleased with our third quarter results given the difficult operating environment. We were able to show a slight improvement in net interest income over the second quarter of this year, although we are down from the third quarter of last year. On the strength of our non-interest income, the impact of no credit provision and our operating efficiency, we were able to increase net earnings by about 1.8% over the third quarter of 2006. Year-to-date earnings increased 2.7% over the preceding year and our returns on average assets and average equity remain well above our peer averages. Our return on average assets for the nine months was 1.38% versus 0.99% for our peers based on June 30 reported information for the peers.
Moving on to a review of our latest acquisition. On September 28, 2007, we closed on the acquisition of GreenPoint Insurance Group which is headquartered in High Point North Carolina. GreenPoint is a regional insurance agency with offices in Greensboro, High Point, Winston-Salem, Charlotte and Raleigh North Carolina. As you can see this ties very nicely with our banking interests in North Carolina and our expressed desire to grow within the Triad/Piedmont region. It also furthers our stated plan to expand financial services and further diversify our sources of revenue. GreenPoint will serve as a platform for the continued expansion of insurance agency services throughout that region and throughout our branch foot print. This acquisition follows our November 2006 acquisition of Investment Planning Consultants and further validates us as a financial services company. We are very pleased with the addition of both of these organizations and look forward to growth in these ancillary financial services. GreenPoint was specifically targeted for its ability to consolidate and grow through the acquisition of similar agencies throughout the region. We believe that they possess the infrastructure, skill set and platform to serve as a base for agency acquisitions continued growth in revenues and capture operating economies throughout that process. GreenPoint currently has offices in seven cities in the Piedmont/Triad and has 50 employees and manages a premium base of over $38 million.
The affiliations with GreenPoint and Investment Planning Consultants provide significant referral opportunities among our various lines of business. These acquisitions expand our business to include Banking, Investment, Financial Planning, Trust and Insurance services. We are in the process of reviewing incentive opportunities in all aspects of the business to enhance the referral process among the various business units.
Moving on to bank operations, I am glad to report that we are making significant progress in new retail initiatives. You may recall that we implemented new checking products in the early part of the quarter. We have also enhanced our marketing efforts with a comprehensive direct mail program to support the new product set and to increase account openings. To date we have seen a very real impact with over 1,300 new value-added accounts opened since mid-August and we have seen total new account openings more than double from 500 to over 1,100 per month across the network and we have seen sequential increases over each of the last three months. We have also seen improvement in account and household retention.
Year-to-date asset growth in 2007 is an annualized 9.27% and includes an approximate $100 million in growth in wholesale funding used to clear overnight positions and take advantage of some low-cost wholesale funding opportunities. The deposit line is flat for the nine months; however, securities sold under agreements to repurchase are largely customer deposits which are swept nightly. This retail funding source is showing year-to-date growth of $25.60 million, or 16.97%. This reflects growth in both retail repo’s and cash management sweeps. Year-over-year growth in repo’s is over 19%. Within the deposit section we are showing a reduction of $8.5 million in certificates of deposits since year-end, as we are now allowing some of the higher-cost, single service certificates to roll off. The savings category is showing good growth at 9.7%. This reflects growth in our money market product as we are emphasizing that account in our new branch openings.
Next we highlight our branch expansion program and note that operations are underway in our two newest branches in Winston-Salem and we opened our new Daniels branch in Raleigh County near Beckley West Virginia earlier this month. We are also preparing for a mid-November opening of our new Princeton Crossing branch in our core market in Mercer County, West Virginia. Our two new branches in the Richmond area are also scheduled for opening in November. By year-end, we will have opened six new branch locations in key markets.
In the area of loan production, we have seen a $45.7 million reduction in the portfolio since year-end 2006. This reduction is due, in part, to our enhanced underwriting that has been in place for almost two year. It can also be attributed to a reduced commercial lending staff which is also a consequence of our more stringent underwriting. We have now begun to rebuild that staff and have added four commercial account officers in the last month. We are adding relationship managers with significant abilities and relationships in the operating company area. This represents a shift from our previous emphasis on commercial real estate lending.
Asset quality continues to be quite good despite the current conditions in the real estate market and the downturn in some areas of the economy. Our total delinquencies remain low at 84 basis points and non-accruals remain at a record low of 23 basis points on total loans and non-performing assets as a percentage of total assets reached a new low of 14 basis points. Additionally, our reserve coverage of non-performing loans remains very strong at 4.6 times.
Our corporate reorganization along lines of business is proceeding nicely. Our retail line is well defined and we are substantially complete in our re-alignment and standardization of branch staffing. This has resulted in continued economies in personnel which has supported our new branch openings and the centralization of various retail processes. Michelle Gaydica is our Director of Retail Banking and is doing a nice job of transforming our branches into Financial Sales and Service Centers.
Most of our earnings enhancement recommendations from our mid-year retail project are in place and we are seeing good results. New account openings have essentially doubled and we are delivering over 50% of account sales in our new fee based, value accounts. Changes in our EFT structure have also yielded significant increases in other service charges. These changes are evident in the $473 thousand, or 8.53% increase in total non-interest revenue between the second and third quarters.

Rick Ocheltree is making significant progress on the commercial side as evidenced by the new commercial account officers who have come on board in the last month. We do see a developing pipeline associated with these new account officers in addition to relationships led by Rick and other account officers under the leadership of the new commercial organization.
In October, the commercial department launched a new loan production office in Greenville, South Carolina. It will initially be manned by one commercial account officer and one administrative support person. This office will serve the Greenville, Spartanburg, Anderson region along I-85 in South Carolina.
David D. Brown, Chief Financial Officer –
We indeed had another great quarter despite some pretty strong headwinds in our industry. I would like to point out some of the quarter’s highlights and give you a little color on the non-interest income and expense details.
Third quarter net income was a third quarter record of $7.32 million, or 65 cents per diluted share. Current quarter results compare favorably to third quarter 2006 net income of $7.19 million, or 64 cents per diluted share, an increase of $131 thousand, or 1.82%. Return on average assets was 1.34% and return on average equity was 13.31%.
Core earnings year-to-date were $21.93 million. That is an increase of $1.20 million, or 5.81%, over the first three quarters of 2006.
Margin for the quarter was 3.70%, down from 3.78% last quarter. The continuing decrease is due to the shift toward securities as we see payoffs in the loan portfolio and increases in deposit and borrowing costs. As we reported last quarter, the increases in deposit costs are beginning to lessen.
The rate paid on savings increased to 2.40% from 2.19% last quarter. During the second quarter, we had a money market special going on to celebrate the opening of the new Winston branches. The increases in rates paid on CD’s have actually stopped, as CD funding was at 4.45% again this quarter.
Like many banks, we took sweeping action after the news of the Fed cut in September. We had approximately $270 million worth of loans repricing within a few weeks, and responded with rate decreases in many of our time and transaction accounts. Over the last year, we have intentionally positioned the Bank to be more liability sensitive. This move should help interest income, but will take time as assets tend reprice much more quickly to liabilities.
The yield on our wholesale portfolio has not changed much from second quarter. Those funds are tied largely to LIBOR, and we should see some easing of those borrowing costs as the TED spread drops.
As we mentioned before, credit metrics continue to come in at historically excellent levels, and accordingly, we did not make any provision for loan losses.
Third quarter’s non-interest income was up from last year, driven by increases in the wealth management revenues, DDA service charges, as well as other service charges commissions and fees. Wealth management revenues increased $285 thousand, an increase of over 45% compared to last second quarter. IPC generated top-line revenues of $369 thousand for the quarter.
DDA service charges increased $395 thousand year-over-year. During the quarter, we raised fees modestly. The increases brought our service fees to around the middle of the market, but certainly nowhere near the highest. We also made concerted efforts monitor service fee collections.

Other service charges, commissions and fees saw a $152 thousand increase due to higher interchange revenue and ATM surcharge revenues.
This is the first comparable quarter in a while that we have not had a decrease in salaries and benefits. The changes are mostly attributable to an abnormally low third quarter in 2006. Actual wages increased only $88 thousand from last year. We saw increases of $87 thousand, $71 thousand, and $91 thousand in SERP, incentive compensation, and commission accruals, respectively. Those increases are due entirely to downward adjustments last year. The current quarter’s expenses were essentially normal.
We also saw roughly $131 thousand less in FAS 91 salaries deferrals compared to the prior year. This is due to comparably lower loan production.
I am pleased to report that based upon hours worked, total FTE has been reduced from 696 in January 2006 to 574 in September of 2007. We can expect to see some more savings as a result of introducing our branch staffing model company-wide, however those savings will be effectively offset by new branches coming online.
Other non-interest expense increased $346 thousand compared to last third quarter. New account promotion accounted for $138 thousand of that increase and legal accounted for $170 thousand. Service and clearing costs for IPC made up an increase of about $85 thousand, which was offset by a decrease in correspondent fees of $63 thousand.
Despite some of the increases in non-interest expenses, third quarter efficiency was a respectable 52.1%. We finished the quarter at $2.17 billion in total assets. New loan production came in at approximately $149 million for the quarter.
We repurchased 108,300 shares of treasury stock during the third quarter. The repurchase program was approximately 50 basis points accretive to third quarter earnings. We are going to continue our planned treasury repurchase program, and will be monitoring our capital optimization model to ensure that any strategy we undertake has the highest ultimate returns for the Company and our shareholders.
Gary R. Mills, Chief Credit Officer –
Asset quality continued to be very good in the third quarter. Total delinquency measured 0.84% of total loans as compared to an extremely low 0.55% at June 30, 2007, and 0.91% at year-end 2006. The increase in total delinquency during the third quarter over the prior quarter was driven by an increase in 30-89 days, which measured 0.61% versus 0.32% at June 30, 2007. Non-accrual loans remained in check as they measured 0.23% at September 30; as compared to 0.23% as of June 30 and 0.30% at year-end 2006.
The performance of the bank’s residential real estate mortgage portfolio continued to be strong as total delinquency within that portfolio measured 0.87% at quarter-end. As we have stated in prior conference calls, the bank does not offer the exotic mortgage products most often associated with sub-prime lending. The bank does, however, through its branch network, provide traditional mortgage products to borrowers who exhibit sub-prime characteristics as measured by credit score. The total delinquency of this sector of the mortgage portfolio measured 1.78% at the end of the third quarter, which compares extremely well to the 14.82% delinquency rate of sub-prime loans and 2.73% of prime loans as indicated in the Mortgage Bankers Association National Delinquency Survey of the first quarter 2007.

Other real estate owned measured $211 thousand at quarter-end, which I believe is an all time low quarter-end balance for the company. This compares well to the $593 thousand balance at June 30, 2007, and is comparable to the $258 thousand balance at year-end 2006. While we will continue to aggressively manage OREO, I would not anticipate that OREO can be maintained at this extremely low level. As a result of the strong non-accrual and OREO measurements, Non-performing Assets were $3,080,000, or 0.25% of total loans at quarter-end; as compared to $3,503,000 or 0.28% at June 30, 2007 and $4,113,000 or 0.32% at year-end 2006.
Net charge-offs for the third quarter were $744 thousand as compared to $577 thousand during the second quarter of 2007 and $343 thousand in the third quarter of 2006. I would characterize the charge-off activity for the quarter as routine as the bank moved problem loans through the liquidation process as well as charged down previously identified problem loans to fair market value.
The allowance for loan and lease losses measured 1.06% of total loans at the end of the third quarter and provided a non-performing loan coverage ratio of 459.74%. This compares to the second quarter of 1.12% and a coverage ratio of 478.83%; and 1.13% and a coverage ratio of 381.56% at year-end 2006. The continued strong NPL coverage ratio, good delinquency measurements, extremely low OREO balances, and a slight decline in loan balances during the quarter resulted in no provision for the quarter.
In a question and answer period, the Company also disclosed the following information.
•	The Company experienced some cannibalization of existing money market accounts with its special offering in connection with new branch grand opening celebrations.

•	The makeup of quarter net charge-offs were approximately 38% commercial, 36% consumer non-real estate, and 26% consumer real estate.

•	GreenPoint compensation could account for $500 thousand to $750 thousand in the fourth quarter of 2007. The Company expects GreenPoint to be accretive to earnings per share in 2008.

•	The Company expects some degree of cyclicality in the insurance revenues from GreenPoint due to contingent income.

•	The Company’s level of watch list credits remained relatively flat from June 30 to September 20, 2007.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date:	October 26, 2007	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer